Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc. Ray Druseikis (614) 409-4996	InvestQuest, Inc. Bob Lentz (614) 876-1900
AirNet Systems, Inc. Completes Merger
and Becomes Affiliate of Bayside Capital, Inc.
COLUMBUS, Ohio (June 10, 2008) AirNet Systems, Inc. (“AirNet”) announced that AirNet has completed the merger contemplated by the Agreement and Plan of Merger, dated as of March 31, 2008 (the “merger agreement”), by and among AirNet, AirNet Holdings, Inc. and AirNet Acquisition, Inc., which had been adopted by AirNet’s shareholders at the Special Meeting of Shareholders held on June 4, 2008. Under the terms of the merger agreement, AirNet Acquisition, Inc. merged with and into AirNet and AirNet became a wholly-owned subsidiary of AirNet Holdings, Inc., an affiliate of Bayside Capital, Inc. (“Bayside”). Bayside had formed AirNet Holdings, Inc. and AirNet Acquisition, Inc. for the purpose of effecting the merger. The merger became effective June 10, 2008.
As a result of the merger, each common share of AirNet outstanding on June 10, 2008 (other than common shares held by AirNet or AirNet Holdings, Inc. or any of their respective subsidiaries or common shares with respect to which dissenters’ rights are perfected) were automatically converted into the right to receive $2.81 in cash, without interest.
Prior to completion of the merger, AirNet’s common shares traded on the American Stock Exchange under the ticker symbol ANS. Trading in AirNet’s common shares ceased at the close of the market on June 10, 2008.
Bruce D. Parker, Chairman of the Board, Chief Executive Officer and President of AirNet, said, “With the transaction now behind us, we are excited about our new partnership with Bayside and our joint commitment to continue to serve our Express and Bank customers and to grow in the express and dedicated charter marketplace.”
John Caple, of Bayside Capital, said, “We are happy to have the merger closed and look forward to partnering with AirNet’s management and employees to further the success story at AirNet.”
About AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates dedicated charters and an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
About Bayside Capital, Inc.
Bayside Capital, Inc. manages Bayside Opportunity Fund, L.P., a $500 million special situations fund that invests in the debt and equity of middle market companies that can benefit from operational enhancements, improved access to capital, or balance sheet realignments. With the ability to provide capital through a broad array of securities, Bayside Capital has the experience and resources to help companies quickly resume growth initiatives and improve their strategic position. Bayside Capital is an affiliate of H.I.G. Capital, LLC, a leading private equity investment firm specializing in acquisitions and recapitalizations of middle market businesses. Based in Miami, and with offices in Atlanta, Boston, and San Francisco in the U.S., as well as affiliate offices in London, Hamburg and Paris in Europe, H.I.G. Capital specializes in providing capital to small and medium-sized companies with attractive growth potential. Since its founding, H.I.G. Capital has completed over 75 transactions and currently manages a portfolio of over 50 companies with combined revenues of over $5 billion. For more information, please refer to the websites at www.higcapital.com and www.bayside.com.
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